                                                                    EXHIBIT 11.4

                            PAGEMART WIRELESS, INC.


                                                            FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995
                                                            --------------------------------------------
                                                                NUMBER         PERCENT      EQUIVALENT
                                                               OF SHARES     OUTSTANDING      SHARES
                                                               ---------     -----------      ------
COMMON STOCK
   From Founders' Stock                                          2,300,000       100.00%       2,300,000
   Stock Options Exercised                                         479,992        99.70%         478,545
   Preferred Stock Converted to Common Stock                    15,310,943       100.00%      15,310,943
   1994 Common Stock Offerings                                  11,242,857       100.00%      11,242,857
   1995 Common Stock Offerings                                   4,323,874        59.20%       2,559,848
                                                              ------------                  ------------
                                                                33,657,666                    31,892,193

Total adjustments to outstanding shares:                                                       1,033,577

WEIGHTED AVERAGE SHARES OUTSTANDING                                                           32,925,770

NET LOSS                                                                                    ($41,088,000)

NET LOSS PER SHARE                                                                                ($1.25)
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